Exhibit 10.87

CHANGE OF CONTROL AGREEMENT

        AGREEMENT by and between Puget Sound Energy, Inc., a Washington corporation (the “Company”), and SUSAN MC LAIN (the “Executive”), dated as of the 12th day of March, 1999.

        The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 2) of the Company. The Board believes that it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied, which are competitive with those of other corporations and which align the Executive’s interests with those of the Company’s shareholders. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

        NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Certain Definitions

    (a)        “Accrued Obligations” is defined in Section 6(a)(i).

    (b)        “Affiliated company” means any company controlled by, controlling or under common control with the Company.

    (c)        “Annual Base Salary” means an annual base salary at least equal to 12 times the highest monthly base salary paid or payable to the Executive by the Company and its affiliated companies in respect to the 12-month period immediately preceding the month in which the Effective Date occurs.

    (d)        “Annual Bonus” is defined in Section 4(b)(ii).

    (e)        “Business Combination” means (i) a reorganization, exchange of securities, merger or consolidation of the Company or (ii) the sale or other disposition of all or substantially all the assets of the Company.

    (f)        “Change of Control” is defined in Section 2.

    (g)        The “Change of Control Period” means the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the first anniversary of the date hereof and on each successive anniversary (each a “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company gives notice to the Executive that the Change of Control Period shall not be so extended.

    (h)        “Code” means the Internal Revenue Code of 1986, as amended.

    (i)        “Date of Termination” is defined in Section 5(f).

    (j)        “Disability” is defined in Section 5(a).

    (k)        “Disability Effective Date” is defined in Section 5(a).

    (l)        “Effective Date” means the first date during the Change of Control Period on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

    (m)        “Employment Period” is defined in Section 3.

    (n)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

    (o)        “Good Reason” is defined in Section 5(d).

    (p)        “Incentive Plan” means the Company’s 1995 Long-Term Incentive Compensation Plan or any successor plan.

    (q)        “Incumbent Director” means a member of the Board who has been either (i) nominated by a majority of the directors of the Company then in office or (ii) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

    (r)        “Notice of Termination” is defined in Section 5(e).

    (s)        “Other Benefits” is defined in Section 6(a)(iv).

    (t)        “Outstanding Company Common Stock” means the shares of Common Stock of the Company (“Common Stock”) outstanding at the time of the determination.

    (u)        “Outstanding Company Voting Securities” means the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors at the time of the determination.

    (v)        “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d) of the Exchange Act).

    (w)        “Retirement Plan” means the Company’s qualified pension plan or any successor plan thereto.

    (x)        “SERP” means the Company’s Supplemental Executive Retirement Plan or any other supplemental and/or excess retirement plan or agreement of the Company and its affiliated companies providing benefits for the Executive.

    (y)        “Welfare Benefit Continuation” is defined in Section 6(a)(ii).

2. Change of Control

        For the purpose of this Agreement, a “Change of Control” means:

    (a)        The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 20% or more of either (A) the Outstanding Company Common Stock or (B) the Outstanding Company Voting Securities; provided, however, that the following acquisitions of beneficial ownership shall not constitute a Change of Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a Business Combination, if, following such Business Combination, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section 2 are satisfied; or

    (b)        A “Board Change” which, for purposes of this Agreement, shall have occurred if a majority of the seats (other than vacant seats) on the Board are occupied by individuals who were neither (i) nominated by a majority of the Incumbent Directors nor (ii) appointed by directors so nominated; or

    (c)        Approval by applicable regulatory agencies of a Business Combination unless immediately following such Business Combination, (i) more than 60% of the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or the corporation resulting from or effecting such Business Combination and any Person beneficially owning, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from or effecting such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or action of the Board providing for such Business Combination.

3. Employment Period

        The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”), in the executive capacity of Vice President, Operations — Delivery, or a substantially comparable position of the Company, responsible for, among other things, division operations including field customer service and energy services, engineering planning and line construction and maintenance, and, subject to the general supervision of the Board as required by the Washington Business Corporation Act, such other duties and responsibilities as are not inconsistent with the express terms of this Agreement. The Company agrees that it will not take any action, or make any demands on the Executive, that may be deemed to arbitrarily, unreasonably or unnecessarily interfere with the performance of the services to be rendered by the Executive hereunder.

4. Terms of Employment

    (a)        Position and Duties.

    (i)        During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be in accordance with Section 3 and (B) the Executive’s services shall be performed within the Seattle/Bellevue metropolitan area, except for required travel in the Company’s business to the extent consistent with the Executive’s duties in Section 3.

    (ii)        During the Employment Period, and excluding any periods of paid time off to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

    (b)        Compensation.

    (i)               Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid in equal installments on a monthly basis, at least equal to 12 times the highest monthly base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. For purposes of this Agreement, Annual Base Salary shall not include any payments by the Company on the Executive’s behalf pursuant to any incentive, savings or retirement plans, any welfare benefit plans or any fringe benefit plans, in each case, of the Company or any affiliated company, of the type identified in paragraphs (iii) through (vii) of this Section 4(b), or any reimbursement of expenses by the Company or any affiliated company in accordance with paragraph (v) of this Section 4(b). During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

    (ii)               Annual Bonus. In addition to Annual Base Salary, the Executive shall be eligible to receive, for each fiscal year ending during the Employment Period, a target annual bonus (the “Annual Bonus”) in cash at least equal to the greater of (A) the Executive’s target annual bonus in effect on the Effective Date and (B) the average (annualized for any fiscal year in which the Executive has been employed by the Company for less than 12 full months) target bonus for which the Executive was eligible in the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs. Each such Annual Bonus earned shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is earned unless the Executive shall elect to defer the receipt of such Annual Bonus.

(iii) Incentive, Savings and Retirement Plans.

    (A)        During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies (including, without limitation, the plans in effect on the date of this Agreement or any successor plans), but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, that are less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other executives of the Company and its affiliated companies.

    (B)        Upon the Effective Date the Executive shall become vested under the Company’s Supplemental Executive Retirement Plan (“SERP”) so that the Executive shall be entitled to receive a Retirement Benefit (as defined in the SERP) at age 62 or, at the election of the Executive, at any age between 55 and 62 a Retirement Benefit reduced one-third percent (1/3%) for each month that benefits commence prior to the beginning of the month coincident with or next following the date the Executive would attain age 62.

(iv) Equity Incentive Plans.

    (A)        Any outstanding stock options or stock appreciation rights issued to the Executive under the Company’s existing plans or any successor plan shall become fully vested and exercisable on the Effective Date. All restrictions on shares of restricted stock issued to the Executive shall lapse.

    (B)        with respect to all performance awards granted to the Executive pursuant to the Incentive Plan or any successor plan that are outstanding immediately prior to the Effective Date, the Company shall issue to the Executive within 30 days after the Effective Date:

    (i)        if the Change of Control is not being accounted for as a pooling of interests, cash equal to the higher of (1) the average of the last sale prices of the Company’s (or its successor’s) Common Stock on the New York Stock Exchange in each of the twenty business days preceding the Effective Date or (2) the highest price per share actually paid for any of the Company Common Stock in connection with the Change in Control, multiplied by an aggregate number of shares of the Company’s Common Stock (or, if the event that triggered the Effective Date is a Business Combination, the equivalent number of shares of the then outstanding common stock of the corporation resulting from or effecting such Business Combination into which such shares of Common Stock have been converted) equal to the greater of (x) the total number of the shares payable at the target award level upon full vesting of each such performance award and (y) such higher number of shares payable upon full vesting of each such award if the Company achieved for each four-year award cycle the percentile ranking against the comparable universe of EEI companies which the Company had achieved for the applicable cycle during the period commencing upon the starting year of such cycle and ending with the fiscal quarter immediately preceding the Effective Date; or

    (ii)        if the Change of Control is being accounted for as a pooling of interests, an aggregate number of shares of the Company’s Common Stock (or, if the event that triggered the Effective Date is a Business Combination, the equivalent number of shares of the then outstanding common stock of the corporation resulting from or effecting such Business Combination into which such shares of Common Stock have been converted) equal to the greater of (x) the total number of the shares payable at the target award level upon full vesting of each such performance award and (y) such higher number of shares payable upon full vesting of each such award if the Company achieved for each four-year award cycle the percentile ranking against the comparable universe of EEI companies which the Company had achieved for the applicable cycle during the period commencing upon the starting year of such cycle and ending with the fiscal quarter immediately preceding the Effective Date; and

(iii) cash equal to the amount of the dividend equivalents associated with the number of shares determined under subparagraph (i) or (ii) above, in accordance with the Incentive Plan.

    (v)        Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, dental, disability, salary continuance, life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

    (vi)        Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

    (vii)        Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

    (viii)        Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

    (ix)        Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

5. Termination of Employment

    (a)        Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 120 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

    (b)        Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), for a period of 30 days after written notice of demand for substantial performance has been delivered to Employee by the Board of Directors which specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, or (ii) the willful engaging by Employee in gross misconduct materially and demonstrably injurious to the Company, as determined by the Board of Directors after notice to Employee and an opportunity for a hearing. No act, nor failure to act, on Employee’s part shall be considered “willful” unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Company.

    (c)        Without Cause. The Company may terminate the Executive’s employment at any time during the Employment Period without Cause.

    (d)        Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean

    (i)        the assignment to the Executive of any duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibility as contemplated by Sections 3 and 4(a) or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

    (ii)        any failure by the Company to comply with any of the provisions of Section 4(b), other than an isolated, insubstantial and inadvertent failure not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring to be based at any location other than that described in Section 4(a)(i)(B);

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

    (v)        any failure by the Company to comply with and satisfy Section 11(c), provided that such successor has received at least ten days’ prior written notice from the Company or the Executive of the requirements of Section 11(c).

        For purposes of this Section 5(c), any good faith determination of Good Reason made by the Executive shall be conclusive.

    (e)        Notice of Termination. Any termination by the Company for Cause or without Cause or by the Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

    (f)        Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company, whether for Cause or without Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

    6.        Obligations of the Company Upon Termination

    (a)        Good Reason; Without Cause; Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment Without Cause or for Death or Disability or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

    (A)        the sum of (1) the Executive’s Annual Base Salary through the Date of Termination, (2) a pro rata portion of the Executive’s Annual Bonus for the year in which the Date of Termination occurs, based on the number of days of employment that year up to the Date of Termination divided by 365 days, ) and (3) any accrued paid time off pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

(B) the amount equal to the sum of (x) Annual Base Salary and (y) the Annual Bonus for which the Executive was eligible for the year in which the Date of Termination occurs; and

    (C)        if Executive executes a release of in the form set forth in Exhibit I attached hereto, and said release of claims becomes effective by its terms, the additional amount equal to two times the sum of (x) Annual Base Salary and (y) the Annual Bonus for which the Executive was eligible for the year in which the Date of Termination occurs; and

    (D)        a separate lump-sum supplemental retirement benefit equal to the difference between (1) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Retirement Plan during the 90-day period immediately preceding the Effective Date) of the benefit payable under the Retirement Plan and any SERP providing benefits for the Executive that the Executive would receive if the Executive’s employment continued at the compensation level provided for in Sections 4(b)(i) and (ii) for the remainder of the Employment Period, assuming for this purpose that all accrued normal and early retirement benefits are fully vested and that benefit accrual formulas are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Effective Date, and (2) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Retirement Plan during the 90-day period immediately preceding the Effective Date) of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP; and

    (ii)        for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Sections 4(b)(v) and 4(b)(vii) if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation”) and the Executive shall no longer be entitled to receive fringe benefits from the Company. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period; provided, however, that the Executive shall be entitled to the more favorable of the retiree benefits in effect on the Date of Termination or the retiree benefits in effect on the date that would have been the last date of the Employment Period if the Executive had remained employed; and

    (iii)        to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive’s family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive’s family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally thereafter with respect to other peer executives of the Company and its affiliated companies and their families (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

    (iv)        if the Executive is age 55 or older, in lieu of receiving monthly benefits under the SERP the Executive may elect, by giving at least 120 days written notice to the Company, to receive the Actuarial Equivalent (as defined in the SERP) lump sum value of the normal form of payment of SERP benefits based upon the retirement benefit payable under the SERP at Executive’s age upon the Date of Termination, or to have such Actuarial Equivalent lump sum value transferred to the Company’s Deferred Compensation Plan or any successor deferred compensation plan. If the Executive is younger than the minimum age for eligibility for payment of SERP benefits, the Executive may elect to receive the discounted present value, using a seven percent discount rate, of the Actuarial Equivalent lump sum value of the SERP benefits to which the Executive would be entitled at the minimum age.

    (b)        Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits.

    (c)        Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations (which shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits.

    (d)        Cause; Other Than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay the Executive’s Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period other than for Good Reason, this Agreement shall terminate without further obligations to the Executive other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

7. Nonexclusivity of Rights

        Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any written plan provided by the Company or any of its affiliated companies for executives generally and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any written contract with the Company or any of its affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any such plan or contract with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or contract or agreement except as explicitly modified by this Agreement.

8. Full Settlement; Resolution of Disputes

    (a)        The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as provided in Section 6(b), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly upon invoice, to the full extent permitted by law, all legal fees and expenses that the Executive may incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement).

    (b)        If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was (A) in connection with or in anticipation of a Change of Control under clauses (i) or (ii) of Section 1(l), or (B) for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was not in connection with or in anticipation of a Change of Control or for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 6(a) as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

9. Excise Taxes

        Notwithstanding any other provisions of this Agreement, if any payments or distributions in the nature of compensation are made to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (including the vesting of stock options, the lapse of restrictions on restricted stock and any other events that result in a “payment in the nature of compensation” within the meaning of Section 280G of the Code) are characterized as Excess Parachute Payments within the meaning of Section 280G of the Code or any successor provision, then the Company shall pay to the Executive an additional amount equal to the excise taxes imposed by Section 4999 of the Code or any successor provision on the Executive’s Excess Parachute Payments, plus an amount equal to the federal and (if applicable) state income and excise taxes, including without limitation FICA and Medicare taxes or other taxes which will be payable by Employee as a result of this additional payment.

10. Confidential Information

        The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, that shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11. Successors

    (a)        This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

    (b)        This Agreement shall inure to the benefit of and be binding on the Company and its successors and assigns.

    (c)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, Company shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Miscellaneous

    (a)        This Agreement shall be governed by and construed in accordance with the laws of the state of Washington, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

    (b)        All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Susan McLain
Vice President, Operations - Delivery
Puget Sound Energy, Inc.
P.O. Box 97034, OBC-15
Bellevue, WA 98009-9734

If to the Company:

Puget Sound Energy, Inc.
P. O. Box 97034, OBC-15
Bellevue, WA 98009-9734

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

    (c)        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

    (d)        The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

    (e)        The Executive’s or the Company’s failure to insist on strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including without limitation the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

    (f)        The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive’s employment with the Company terminates, then the Executive shall have no further rights under this Agreement.

    (g)        This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to authorization from the Board, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.

PUGET SOUND ENERGY, INC.

By /s/ William S. Weaver

William S. Weaver

Its: President and Chief Executive Officer

SUSAN MCLAIN

/s/ Susan McLain